EXHIBIT 1
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                            FORM OF LOCK-UP AGREEMENT



July __, 2005



[Name]

[Address]



Dear Sir:

RE: ARRANGEMENT AGREEMENT DATED JULY 20, 2005 BETWEEN DYNAMIC OIL & GAS, INC., SEQUOIA OIL & GAS TRUST, SHELLBRIDGE OIL & GAS, INC. AND 0730008 B.C. LTD. (THE "ARRANGEMENT AGREEMENT")

        Reference is made to the Arrangement Agreement between Dynamic Oil & Gas, Inc. ("DYNAMIC"), Sequoia Oil & Gas Trust (the "TRUST"), Shellbridge Oil & Gas, Inc. and 0730008 B.C. Ltd., contemplating a plan of arrangement (the "ARRANGEMENT") under the Business Corporations Act (British Columbia). Unless otherwise defined herein, all capitalized terms referred to herein shall have the meanings attributed thereto in the Arrangement Agreement.

        We understand that you (the "SELLING SECURITYHOLDER") or your affiliates beneficially own, directly or indirectly, or exercise control or direction over, the number of Dynamic Shares and Dynamic Options set forth in your acceptance at the end of this agreement.

        Any references in this agreement to Dynamic Shares owned or controlled by the Selling Securityholder shall mean such number of Dynamic Shares and, where the context requires, shall include all Dynamic Shares issued to the Selling Securityholder after the date hereof pursuant to the exercise of Dynamic Options.

        This agreement sets out the terms and conditions upon which the Selling Securityholder has agreed, among other things, to support the Arrangement and to vote, or cause to be voted in favour of the Arrangement, all of the Dynamic Shares (including Dynamic Shares issuable upon the exercise of Dynamic Options) held by the Selling Securityholder that are, or will be, beneficially owned or controlled by the Selling Securityholder.

        This agreement is conditional on and shall only be effective on the execution of the Arrangement Agreement.

1.      REPRESENTATIONS OF SELLING SECURITYHOLDER

        The Selling Securityholder represents and warrants to the Trust that:

        (a) it is the sole beneficial owner of the number of Dynamic Shares and the number of Dynamic Options (collectively, the "SELLING SECURITYHOLDER'S SECURITIES") set forth opposite the name of the Selling Securityholder below and the Selling Securityholder's



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                  Securities are all of the Dynamic Shares and Dynamic Options
                  beneficially owned, directly or indirectly, by the Selling Securityholder;

        (b) if the Selling Securityholder is a corporation, it is duly incorporated or created and validly existing under the laws of its jurisdiction of incorporation, and it has corporate power and authority to enter into this agreement and perform its obligations hereunder;

        (c) the Selling Securityholder is duly authorized to execute and deliver this agreement and this agreement is a valid and binding agreement enforceable against the Selling Securityholder in accordance with its terms; neither the execution of this agreement by the Selling Securityholder nor the completion by the Selling Securityholder of the transactions contemplated hereby will constitute a violation of or default under, or conflict with, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Selling Securityholder will be a party or by which it will be bound at the time of such completion or, if the Selling Shareholder is a corporation, its constating documents;

        (d) as of the record date for the Meeting, the Selling Securityholder will have (without exception) valid and marketable title to the Selling Securityholder's Securities free and clear of all claims, liens, charges, encumbrances and security interests, except for the Selling Securityholder's obligations under this agreement;

        (e) except as contemplated by this agreement, the Selling Securityholder has not previously granted or agreed to grant any proxy in respect of the Dynamic Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote; and

        (f) other than the Dynamic Options and options to purchase shares that may be issued pursuant to Dynamic's existing stock option plan, the Selling Securityholder has no agreement, option, right or privilege capable of becoming an agreement, option, right or privilege, for the purchase, subscription or issuance of any of the unissued shares in the capital of Dynamic or for the issue of any other securities of any nature or kind of Dynamic.

2.      COVENANTS OF SELLING SECURITYHOLDER

        By the acceptance of this agreement, the Selling Securityholder hereby agrees, subject to the terms of SECTION 6 of this agreement, from the date hereof until the earlier of the termination of this agreement and the Effective Time, to:

        (a) not withdraw any proxy (if any) delivered to Dynamic pursuant to the Arrangement, except in accordance with the provisions of SECTION 6 hereof;

        (b) vote all of the Selling Securityholder's Dynamic Shares and any other Dynamic Shares (collectively, the "DYNAMIC SECURITIES") acquired by the Selling Securityholder prior to the Meeting and any other Dynamic Securities over which control or direction is exercised by the Selling Securityholder, in approval of the Arrangement and any resolutions or matters relating thereto at any meeting of the securityholders of Dynamic called to consider the same and, with respect to any other matter relating to the Arrangement that may be put before the securityholders of Dynamic, as the Trust may direct;


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        (c)       not exercise any statutory rights of dissent or appraisal in respect of any resolution approving the Arrangement, or any aspect thereof, and not exercise any other securityholder rights or remedies available at common law, pursuant to the Business Corporations Act (British Columbia) or otherwise to delay, hinder, upset or challenge the Arrangement;

        (d) other than in connection with the exercise of the Selling Securityholder's Dynamic Options and the sale of the Dynamic Shares acquired on exercise of the Dynamic Options, not (without the prior consent of the Trust) sell, assign, transfer or otherwise convey or dispose of any of the Selling Securityholder's Securities or any other Dynamic Securities acquired by the Selling Securityholder prior to the Effective Time (except to an affiliate of the Selling Securityholder provided that such affiliate agrees to be bound by the terms of this agreement and provided that the Selling Securityholder remains liable for the performance by such affiliate of all terms and obligations of the Selling Securityholder hereunder);

        (e) not (without the prior consent of the Trust), directly or indirectly, initiate, solicit or cause any offer, proposal or expression of interest (confidential or otherwise) to acquire any assets of Dynamic outside of the ordinary course of business of Dynamic or any of Dynamic's issued or unissued securities, whether directly or indirectly; induce, directly or indirectly, or attempt to induce any other person to initiate any securityholder proposal; provide any information concerning securities, assets or the business or operations of Dynamic to any third person out of the ordinary course of business (except (i) to the Selling Securityholder's advisors, including Peters & Co. Limited, (ii) upon compulsion of a regulatory authority or a court of competent jurisdiction and (iii) as contemplated by the Arrangement Agreement); pursue any other material corporate acquisition or disposition, amalgamation, merger, arrangement, recapitalization, liquidation, dissolution, reorganization into a royalty trust or income fund or purchase or sale of assets or make any other material change to the business, capital or affairs of Dynamic (other than as contemplated by the Arrangement Agreement); or conduct any activity otherwise detrimental to the Arrangement; provided that the foregoing shall not prevent the board of directors or officers of Dynamic from responding as required by law to any unsolicited bona fide submission or proposal regarding any acquisition or disposition of assets or any unsolicited proposal to amalgamate, merge or effect an arrangement or any unsolicited acquisition proposal generally or make any disclosure with respect thereto which in the judgment of the board of directors, in good faith, or upon advice of counsel is required or advisable under applicable law;

        (f) vote as a securityholder of Dynamic against any proposal submitted to the securityholders of Dynamic involving any person other than the Trust concerning any merger, sale of substantial assets, business combination, sale or purchase of shares or similar transaction involving Dynamic or any of its subsidiaries; and

        (g) vote as a securityholder of Dynamic against any proposal submitted to the securityholders of Dynamic which may reduce the likelihood of the Arrangement being successfully completed.

3.      DYNAMIC OPTIONS

        The Selling Securityholder acknowledges and agrees that pursuant to the Arrangement, all outstanding Dynamic Options shall be exercised, cancelled or otherwise terminated. The Selling



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Securityholder agrees to take all such steps and execute all such agreements as are deemed necessary by the Trust so that the Dynamic Options held by the Selling Securityholder are either exercised, cancelled or terminated as contemplated by the Arrangement Agreement.

4.      FIDUCIARY DUTIES

        Nothing herein shall restrict or limit the actions of any director or officer required to be taken in the discharge of his fiduciary duties as a director or officer of Dynamic.

5.      EXPENSES

        The Trust and the Selling Securityholder agree to pay their own respective expenses incurred in connection with this agreement.

6.      TERMINATION

        It is understood and agreed that the respective rights and obligations hereunder of the Trust and the Selling Securityholder shall cease and this agreement shall terminate if the Arrangement Agreement is terminated by Dynamic or the Trust in accordance with its terms.

        In the event of termination of this agreement, this agreement shall forthwith be of no further force and effect and there shall be no continuing obligation or liability on the part of either the Selling Securityholder or the Trust, except as set forth in SECTION 5 which provision shall survive the termination of this agreement. Nothing herein shall relieve any party from liability for any breach of this agreement.

7.      AMENDMENT

        Except as expressly set forth herein, this agreement constitutes the whole of the agreement between the parties pertaining to the subject matter hereof and may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

8.      ASSIGNMENT

        Except as expressly set forth herein, no party to this agreement may assign any of its rights or obligations under this agreement without the prior written consent of the other party.

9.      DISCLOSURE

        Prior to first public disclosure of the existence and terms and conditions of this agreement, none of the parties hereto shall disclose the existence of this agreement, or any details hereof, to any person other than the Trust, its directors and officers or other Dynamic Securityholders executing substantially similar agreements, without the prior written consent of the other parties hereto, except to the extent required by law or pursuant to a request from a stock exchange. The existence and terms and conditions of this agreement may be disclosed by Dynamic and the Trust in the press release issued in connection with the execution of the Arrangement Agreement.

10.     ENUREMENT

        This agreement will be binding upon and enure to the benefit of the Trust, the Selling Securityholder and their respective executors, administrators, successors and permitted assigns.



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11.     APPLICABLE LAW

        This agreement shall be governed and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and each of the parties hereto irrevocably attorns to the jurisdictions of the courts of the Province of Alberta.

12.     COUNTERPARTS

        This agreement may be signed in counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of such counterparts may be effected by means of telecopier.

Yours truly,

SEQUOIA OIL & GAS TRUST BY ITS ADMINISTRATOR,
SEQUOIA OIL & GAS LTD.

Per:
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                                   ACCEPTANCE

         The foregoing is hereby accepted as of and with effect from the date first above written and the Selling Securityholder hereby confirms that the Selling Securityholder beneficially owns ____________ Dynamic Shares and ____________ Dynamic Options to acquire a further ___________ Dynamic Shares.





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Witness:                                        Name: